P R E S S

R E L E A S E

Contacts:	Analytical Surveys, Inc.	Pfeiffer High Investor Relations, Inc.
	Lori Jones	Geoff High
	Chief Financial Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com

ANALYTICAL SURVEYS ANNOUNCES NEW BOARD MEMBER

SAN ANTONIO, Texas -- August 15, 2005 - Analytical Surveys, Inc. (ASI) (Nasdaq SmallCap Market-ANLT), a provider of utility-industry data collection, creation and management services for the geographic information systems (GIS) markets, today announced that its board of directors elected Rad Weaver as a member of the board effective August 15, 2005.

Mr. Weaver, 30, has served as an investment analyst with McCombs Enterprises in San Antonio since March 2000, participating in the asset allocation of the firm's equity portfolio. He also is a director of privately held Media Excel, Agilight and Wholesale Clicks, Inc. Mr. Weaver will serve as one of ASI's independent directors and will sit on the Company's Audit Committee. He holds a bachelor's degree in business administration from the University of Texas at Austin.

Lori Jones, CEO, said, "Rad's financial background and analytical experience will prove very valuable to our board and audit committee. We look forward to drawing on his expertise as we pursue our growth objectives."

Analytical Surveys Inc. provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. ASI is headquartered in San Antonio, Texas and maintains operations in Waukesha, Wisconsin. For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business-- "risk factors" and elsewhere in the Company's Annual Report on Form 10-K.

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